Exhibit 99.1

National Bank Holdings Corporation Announces Fourth Quarter 2013 Financial Results and Increases Share Repurchase Authorization to $50 Million

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2013, compared to net income of $0.9 million, or $0.02 per diluted share, for the third quarter of 2013.

In announcing these results, President and Chief Executive Officer Tim Laney said, “We are pleased to report continued strength and momentum in our loan production during the fourth quarter with $244.2 million in new loan originations and total loans growing by $111.3 million, or 25.3% annualized. We are realizing solid growth while maintaining strong credit quality, as reflected by total charge-offs on originated loans of just three basis points during 2013.”

Mr. Laney continued, “In just over three years, we have acquired four banks with $2.8 billion in loans. Almost $2 billion of these loans were determined to be distressed or non-strategic. We closed out 2013 with non-strategic loan balances at $350.0 million and with strong workout performance as evidenced by a pickup of $166.7 million of net accretable yield. At the same time, we have grown our strategic portfolio from $800 million to over $1.5 billion and our organic loan growth has outpaced our aggressive reduction in non-strategic loans, resulting in net loan growth during the second half of 2013. To put organic loan growth in perspective - new loan fundings of approximately $714 million represented a 65% increase over 2012.”

Mr. Laney added, “We end 2013 with a focus on levering our momentum in loan production to expand client relationships and realize solid growth in fee income and transaction account balances during 2014.”

With regard to mergers and acquisitions, Mr. Laney shared, “We are not pleased with the current pace of acquisitions but remain confident that there are opportunities to leverage capital in situations that we believe will create attractive returns for our investors. In the interim, we expect to continue to opportunistically buy in our shares, as evidenced by the 7.4 million shares that have been repurchased to date, representing a 14.2% reduction in total shares outstanding. To take advantage of future opportunities, we recently increased our share repurchase program to $50 million. Further, we believe these repurchases could serve to offset any future share issuances for acquisitions.”

Fourth Quarter 2013 Highlights

•
Grew the strategic loan portfolio by $174.5 million, or 52.1% annualized, driven by $244.2 million in originations, a 27.4% linked quarter increase in originations and a 74.7% increase over the fourth quarter last year.

•	Successfully exited $63.2 million, or 60.7% annualized, of the non-strategic loan portfolio.

•	Total loans increased $111.3 million, or 25.3% annualized, over September 30, 2013.

•
Increased client cash flow estimates resulted in a net addition of $23.6 million to accretable yield for the acquired loans accounted for under ASC 310-30, complemented by $0.2 million in provision recoupments within that portfolio.

•	Credit quality of the non 310-30 loan portfolio continued to improve, with non-performing loans decreasing to 1.51% of total non 310-30 loans at December 31, 2013 from 2.31% at September 30, 2013.

•	Net interest income totaled $43.6 million, decreasing $1.9 million from the prior quarter. The third quarter had the benefit of $2.5 million from the early pay off of one ASC 310-30 loan pool.

•
Operating expenses before the banking center closure charges, problem loan/OREO workout expenses and fair value changes to the warrant liability decreased $2.2 million from the prior quarter driven by efficiency initiatives.

•	Problem loan/OREO workout expenses totaled $4.6 million, increasing $3.0 million from the prior quarter as the third quarter included the benefit of $3.5 million of OREO gains.

•	Repurchased 6,306,551 shares at a weighted average price of $20.00 per share and announced a new $35 million share repurchase authorization.

•	Tangible common book value per share was $18.27 before consideration of the excess accretable yield value of $0.75 per share.

Fourth Quarter 2013 Results
(All comparisons refer to the third quarter of 2013, except as noted)

Net Interest Income
Net interest income totaled $43.6 million for the fourth quarter of 2013, decreasing $1.9 million compared to the prior quarter. The linked quarter decrease was largely reflective of an early payoff of one loan pool in the third quarter, which resulted in an immediate recognition of $2.5 million of accretable yield at that time. Excluding the $2.5 million of accretable yield recognized in the prior quarter, the net interest income increased slightly as strong originations have helped stabilize interest income. Interest earning assets declined $174.0 million, largely due to the $126.1 million of cash used to repurchase shares during the fourth quarter. Higher yields on the ASC 310-30 loan portfolio (acquired loan pools) were realized as a result of the continued improvements in expected cash flows on these loans and the resulting transfers to accretable yield in recent quarters. The increase in yield on the ASC 310-30 loans was offset by lower average balances in the ASC 310-30 portfolio as we continue to actively exit the non-strategic loan portfolio. A three basis point decrease in yield earned on interest earning assets was complemented by a one basis point decrease in the cost of interest bearing deposits and client repurchase agreements. As a result, the fourth quarter net interest margin narrowed by two basis points to 3.78%.

Loans
During the fourth quarter total loans increased $111.3 million, or 25.3% annualized, ending at $1.9 billion. Strategic loans totaled $1.5 billion at December 31, 2013 and increased $174.5 million, or 52.1% annualized, on the strength of $244.2 million in loan originations, a $52.5 million increase from the third quarter of 2013, and a 74.7% increase over the fourth quarter of 2012. Included in strategic loans outstanding are $1.1 billion in originated balances, which increased $206.4 million, or 93.4% annualized, over the prior quarter. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships decreased $63.2 million during the quarter, or 60.7% annualized, to $350.0 million, as adversely rated and other non-strategic relationships paid off or paid down. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

Asset Quality and Provision for Loan Losses
“We had another quarter of outstanding credit quality as we continue to benefit from prudent underwriting standards and successful workout efforts,” said Chief Financial Officer Brian Lilly. “During the fourth quarter, we transferred an additional $23.6 million, net, from non-accretable difference to accretable yield, which we will recognize over the lives of the acquired loan pools. Our life-to-date benefit of accretable yield net of impairments is $166.7 million, further validating our conservative acquisition due diligence process and our ongoing workout efforts.” Mr. Lilly continued, “FDIC loss-sharing agreements cover 17% of loans and 55% of OREO. As a result, we have one of the lowest risk-weighted assets to total assets ratio in the industry at 43%. Additionally, 38% of the loan portfolio carries acquisition discounts and 24% of loans are accounted for under ASC 310-30 in acquired loan pools.”

Loans accounted for under ASC 310-30 totaled $450.9 million at December 31, 2013 and decreased $62.1 million during the fourth quarter, an annualized decrease of 48.0%, reflecting workout efforts on these purchased loans. One commercial and industrial loan pool, totaling $14.8 million and covered by a loss-sharing agreement, remains on non-accrual status with the balance decreasing $2.0 million from September 30, 2013 as cash payments were applied to the book balance.

Credit quality trends in the non 310-30 portfolio continue to be very strong. Non 310-30 loans totaled $1.4 billion and represented 75.7% of total loans at December 31, 2013. These loans are comprised of $1.1 billion of originated loans and $320.2 million of acquired loans that are not accounted for under the ASC 310-30 acquired loan pool accounting. Within the non 310-30 portfolio, the ratio of non-performing loans to loans improved to 1.51% at December 31, 2013 from 2.31% at September 30, 2013. The non 310-30 loan portfolio had net recoveries of $0.4 million during the fourth quarter. Originated loans within the non 310-30 portfolio continued to show strong credit quality and finished the year with total net charge-offs of just 0.03% and non-performing loans of 0.42%. As a result of the net recoveries, improved credit quality and loan growth, a provision for loan losses of $1.0 million was recorded during the fourth quarter on the non 310-30 loans.

OREO ended the quarter at $70.1 million, a decrease of $0.6 million and included transfers from the loan portfolio of $7.6 million. Of the $70.1 million of OREO at December 31, 2013, $38.8 million, or 55.4%, were covered by the loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.5 billion during the fourth quarter, decreasing $81.2 million. Total deposits and client repurchase agreements averaged $4.0 billion during the fourth quarter, decreasing $98.5 million. Both decreases were driven by the previously announced closing of the California banking centers and the limited-service retirement centers on December 31, 2013, coupled with a fourth quarter restructuring of a legacy deposit product that was in place at Bank of Choice at the time of acquisition. Excluding these actions, average balances of transaction deposits and client repurchase agreements increased $25.4 million, or 4.0% annualized, and average balances of total deposits and client repurchase agreements decreased $34.3 million. The mix of transaction deposits to total deposits remained steady at 61.0% at December 31, 2013. Additionally, the average cost of total deposits improved two basis points to 0.38% in the fourth quarter from 0.40% during the prior quarter. The balance sheet is strongly funded by client deposits and client repurchase agreements, and at December 31, 2013, these client fundings comprised 98.0% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related income) totaled $9.9 million during the fourth quarter of 2013 and increased $1.2 million compared to the prior quarter as a $0.4 million decrease in service charge and bank card income was offset by a $1.4 million increase in OREO income.

Included in total non-interest income is a net $2.2 million decrease in FDIC-related income largely as a result of additional amortization on the FDIC indemnification asset. The amortization of the FDIC indemnification asset has been steadily increasing over the past three quarters due to better performance of the underlying covered assets. As of December 31, 2013, the FDIC indemnification asset was $64.4 million, comprised of $44.7 million in projected future FDIC loss-share billings and $19.7 million representing increased client cash flows. The benefit of the increased client cash flows is primarily captured in the ASC 310-30 accretable yield as most of the FDIC covered assets are accounted for in the ASC 310-30 loan pools. Our current projection for the $19.7 million portion of the FDIC indemnification asset related to increased client cash flows is for amortization of $16.6 million in 2014 and $2.9 million in 2015.

Non-Interest Expense
Non-interest expense totaled $44.2 million during the fourth quarter of 2013, a decrease of $2.4 million from the previous quarter. Operating expenses totaled $39.0 million and decreased $2.2 million from the prior quarter. Operating expenses exclude problem loan/OREO workout expenses, the warrant liability charge of $0.7 million and the banking center closure charges incurred in the third quarter. This decrease was primarily due to a $2.0 million decline in salaries and employee benefits in the fourth quarter as a result of operating efficiency initiatives that were implemented.

OREO and problem loan expenses totaled $4.6 million during the fourth quarter and increased $3.0 million from the prior quarter as the third quarter benefited from $3.5 million of gains on sale of OREO. The OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio, however, these expenses have been trending downward steadily.

Taxes were a net benefit of $56.0 thousand for the fourth quarter. The net tax benefit related to the true-up of state-related tax liabilities that benefited the fourth quarter by $0.5 million.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Stockholders’ equity totaled $897.8 million at December 31, 2013 and decreased $133.5 million during the fourth quarter, primarily due to the repurchase of 6.3 million shares for $126.1 million as well as a $6.6 million decline in accumulated other comprehensive income (loss), net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The 6.3 million shares repurchased during the quarter represented a 12.3% reduction in shares outstanding, at a weighted average price of $20.00 per share.

Tangible common book value per share at December 31, 2013 was $18.27, compared to $18.60 at September 30, 2013, and the tangible common equity to tangible assets ratio decreased 177 basis points during the quarter ending at 16.97%. Both decreases were driven by the share repurchases and the decrease in accumulated other comprehensive income (loss) related to market value fluctuations in the investment portfolio.

To date, we have repurchased 7.4 million shares, representing a 14.2% reduction in total shares outstanding. During the fourth quarter, the Board of Directors approved a new $35 million share repurchase authorization. As of December 31, 2013, there was $25 million remaining under that $35 million repurchase authorization. On January 23, 2014, the Board of Directors replaced the remaining buyback authorization with a new authorization to repurchase up to $50 million of the Company’s common stock through December 31, 2014. Under the new program, the shares may be acquired from time to time either in the open market or in privately negotiated transactions.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the December 31, 2013 accretable yield balance on the ASC 310-30 loans of $130.6 million would add $1.77 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the $130.6 million of accretable yield on ASC 310-30 loans and the $19.7 million of the FDIC indemnification asset that is to be amortized in the future, and then calculate the excess above a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.75 after-tax to our tangible book value per share as of December 31, 2013.
Year-Over-Year Review
(All comparisons refer to the full year 2012)
Net income for 2013 was $6.9 million, or $0.14 per diluted share, compared to a net loss of $0.5 million for 2012, or $0.01 per diluted share.  Included in 2013 were after-tax banking center closure expenses of $2.1 million, or $0.04 per diluted share, and included in 2012 were one-time after tax expenses of $11.2 million, or $0.22 per diluted share, related to our initial public offering completed in September 2012, which included $8.0 million of initial public offering expenses and $3.2 million related to stock-based compensation, after tax. Net interest income totaled $179.0 million and decreased $25.3 million, which resulted from the lower purchased loan balances as non-strategic loans were paid off or paid down, coupled with lower yields earned on the non 310-30 loan portfolio and on the investment portfolio.  Loan originations increased 64.4% to $714.0 million in 2013 from $434.3 million in 2012 and resulted in reaching the loans outstanding inflection point during the third quarter where total loan balances began to grow as originations began to outpace the resolution of acquired problem loans. Total loans outstanding at December 31, 2013 increased $21.4 million over the prior year-end as strong originations more than offset the steady resolution of acquired troubled loans.
The net interest margin narrowed 17 basis points to 3.81% during 2013 from 3.98% during 2012 as a result of lower yield on earning assets, and partially offset by a lower average cost of interest bearing liabilities. The yield on interest earning assets declined 39 basis points in 2013 compared to 2012 due to lower balances on the higher-yielding purchased portfolios as loans originated during the current low interest rate environment continue to make up a larger portion of the loan portfolio coupled with lower reinvestment yields earned on the investment portfolio.

Transaction deposits and client repurchase agreements averaged $2.5 billion during 2013, increasing $78.2 million, or 3.3%, from the prior year. Total deposits and client repurchase agreements averaged $4.1 billion during 2013, decreasing $506.6 million from the prior year. The decline was driven by a $584.8 million decrease in average time deposits as many of these clients were single-service, highly rate-sensitive clients of the problem banks that we purchased, coupled to a lesser extent with the previously mentioned California banking center and limited-service retirement center closures. Since the completion of the acquisitions, we have focused our deposit base on in-market clients who are interested in market rate time deposits and developing a banking relationship. In doing so, the mix of transaction deposits to total deposits increased to 61.0% at December 31, 2013 from 58.3% at December 31, 2012 and the cost of deposits decreased 23 basis points during 2013.
Provision for loan loss expense was $4.3 million during 2013, compared to $28.0 million during 2012, a decrease of $23.7 million. The decrease in provision was due to lower impairment charges on the ASC 310-30 loan pools coupled with improved credit quality in the non 310-30 loan portfolio. The ratio of non-performing loans to total loans within the non 310-30 portfolio improved to 1.51% at December 31, 2013 from 4.04% at December 31, 2012 and net charge-offs declined to 0.27% in 2013 from 0.79% in 2012.
Non-interest income was $20.2 million in 2013 compared to $37.4 million during 2012, a decrease of $17.2 million, which was largely due to a $14.4 million decrease in FDIC-related income as a result of lower covered OREO expenses and higher amortization of the FDIC indemnification asset, coupled with a $3.0 million decrease in gain on previously charged-off acquired loans, and a $0.7 million decrease in gain on sale of securities. The higher FDIC indemnification asset amortization is driven by better performance of covered assets and is also reflected in the higher yields on the ASC 310-30 loan portfolio.
Non-interest expense totaled $184.0 million in 2013 compared to $209.6 million during 2012, a decrease of $25.6 million. Operating expenses, which excludes problem loan/OREO workout expenses, warrant liability changes, IPO related expenses in 2012, and the banking center closure charges in 2013, decreased $11.0 million during 2013. The year-over-year decrease in operating expenses was primarily due to lower professional fees of $7.4 million, lower salaries and employee benefits of $4.1 million and lower telecommunications and data processing expenses of $1.8 million as management continues to realize efficiencies in the business. The increase in occupancy and equipment expense primarily related to the settlement of the premises and equipment purchased from the FDIC in the first half of 2012 related to our Bank of Choice and Community Banks of Colorado acquisitions.
OREO and problem loan expenses decreased $12.2 million during 2013. These expenses have been steadily trending downward echoing the resolutions of purchased troubled assets throughout the year. The increase in the warrant liability expense of $2.2 million was primarily attributable to the increase in our stock price during 2013.
Income tax expense totaled $4.0 million in 2013 compared to $4.6 million in 2012, which equate to effective tax rates of 36.3% and 113.4% for the respective periods. The higher effective tax rate for 2012 was primarily attributable to $8.0 million of expenses associated with the initial public offering of our stock that were non-deductible for income tax purposes.
Stockholders' equity decreased $192.8 million during 2013 and was primarily impacted by the repurchase of 7.4 million shares at a weighted average purchase price of $19.77. Also contributing to the decrease was a $47.3 million decline in accumulated other comprehensive income, net of tax, as a result of market value fluctuations in the investment portfolio.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Wednesday, January 29, 2014. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 26586785 and asking for the National Bank Holdings Corporation Fourth Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through February 12, 2014, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 26586785. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “tangible common equity,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common book value per share, excluding accumulated other comprehensive income (loss),” and "tangible common equity to tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of financial institutions; the Company's ability to complete the integration of its retirement center locations and the exit of its California banking centers on the anticipated timeline and at the expected cost; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and its reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Total interest and dividend income	$47,377	$49,522	$54,708	$195,475	$233,485
Total interest expense	3,787	4,007	5,124	16,514	29,234
Net interest income before provision for loan losses	43,590	45,515	49,584	178,961	204,251
Provision for loan losses on 310-30 loans	(230)	(313)	1,620	769	19,018
Provision for loan losses on non 310-30 loans	1,002	750	1,050	3,527	8,977
Net interest income after provision for loan losses	42,818	45,078	46,914	174,665	176,256
Non-interest income:
FDIC indemnification asset amortization	(7,117)	(4,208)	(4,655)	(18,960)	(13,820)
Other FDIC loss-sharing income	(467)	(1,191)	2,791	2,811	12,069
Service charges	4,011	4,334	4,222	15,955	17,392
Bank card fees	2,447	2,482	2,531	9,956	9,699
Gain on sale of mortgages, net	233	345	328	1,358	1,214
Gain on sale of securities, net	—	—	—	—	674
Gain on previously charged-off acquired loans	221	224	1,671	1,339	4,298
Other non-interest income	3,036	1,352	2,109	7,718	5,853
Total non-interest income	2,364	3,338	8,997	20,177	37,379
Non-interest expense:
Salaries and employee benefits	20,639	22,639	21,885	90,002	94,111
Occupancy and equipment	6,309	6,556	5,713	24,700	20,558
Professional fees	689	791	2,544	3,734	11,156
Other real estate owned expenses	3,282	459	8,161	10,957	20,313
Problem loan expenses	1,283	1,134	1,828	5,644	8,532
Intangible asset amortization	1,337	1,336	1,324	5,346	5,344
Banking center closure related expenses	—	3,389	—	3,389	—
Initial public offering related expenses	—	—	—	—	7,974
Other non-interest expense	10,699	10,309	9,912	40,193	41,610
Total non-interest expense	44,238	46,613	51,367	183,965	209,598
Income before income taxes	944	1,803	4,544	10,877	4,037
Income tax (benefit) expense	(56)	856	1,541	3,950	4,580
Net income (loss)	$1,000	$947	$3,003	$6,927	$(543)
Income (loss) per share - basic	$0.02	$0.02	$0.06	$0.14	$(0.01)
Income (loss) per share - diluted	$0.02	$0.02	$0.06	$0.14	$(0.01)

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	December 31, 2013	September 30, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$189,460	$349,244	$769,180
Securities purchased under agreements to resell	—	75,000	—
Investment securities available-for-sale	1,785,528	1,889,962	1,718,028
Investment securities held-to-maturity	641,907	664,717	577,486
Non-marketable securities	31,663	31,725	32,996
Loans receivable, net	1,854,094	1,742,813	1,832,702
Allowance for loan losses	(12,521)	(11,419)	(15,380)
Loans, net	1,841,573	1,731,394	1,817,322
Loans held for sale	5,787	5,265	5,368
FDIC indemnification asset, net	64,447	58,086	86,923
Other real estate owned	70,125	70,753	94,808
Premises and equipment, net	115,219	117,285	121,436
Goodwill	59,630	59,630	59,630
Intangible assets, net	22,229	23,566	27,575
Other assets	86,547	85,342	100,023
Total assets	$4,914,115	$5,161,969	$5,410,775
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$674,989	$689,405	$677,985
Interest bearing demand deposits	386,762	430,123	529,996
Savings and money market	1,280,871	1,297,585	1,240,020
Total transaction deposits	2,342,622	2,417,113	2,448,001
Time deposits	1,495,687	1,534,390	1,752,718
Total deposits	3,838,309	3,951,503	4,200,719
Securities sold under agreements to repurchase	99,547	116,471	53,685
Other liabilities	78,467	62,745	65,812
Total liabilities	4,016,323	4,130,719	4,320,216
Stockholders' equity:
Common stock	512	512	523
Additional paid in capital	990,216	989,614	1,006,194
Retained earnings	39,966	41,266	43,273
Treasury stock	(126,146)	—	(4)
Accumulated other comprehensive income (loss), net of tax	(6,756)	(142)	40,573
Total stockholders' equity	897,792	1,031,250	1,090,559
Total liabilities and stockholders' equity	$4,914,115	$5,161,969	$5,410,775
SHARE DATA
Average basic shares outstanding	47,378,400	51,454,200	52,296,704
Average diluted shares outstanding	47,494,341	51,501,980	52,372,806
Ending shares outstanding	44,918,336	51,213,044	52,327,672
Common book value per share	$19.99	$20.14	$20.84
Tangible common book value per share[1]	$18.27	$18.60	$19.23
Tangible common book value per share, excluding accumulated other comprehensive income (loss)[1]	$18.42	$18.60	$18.46
CAPITAL RATIOS
Average equity to average assets	19.02%	19.97%	20.09%
Tangible common equity to tangible assets[1]	16.97%	18.74%	18.89%
Leverage ratio	16.63%	18.54%	18.21%
1Represents a non-GAAP financial measure. See non-GAAP reconciliation on page 15.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	December 31, 2013			September 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$61,511	$421,984	$483,495	$68,250	$272,114	$340,364
Commercial real estate	291,198	283,022	574,220	325,701	288,752	614,453
Agriculture	27,000	132,952	159,952	37,882	117,464	155,346
Residential real estate	63,011	536,913	599,924	72,409	523,160	595,569
Consumer	8,160	28,343	36,503	8,768	28,313	37,081
Total	$450,880	$1,403,214	$1,854,094	$513,010	$1,229,803	$1,742,813
Covered	$259,364	$50,033	$309,397	$309,380	$56,966	$366,346
Non-covered	191,516	1,353,181	1,544,697	203,630	1,172,837	1,376,467
Total	$450,880	$1,403,214	$1,854,094	$513,010	$1,229,803	$1,742,813

Strategic/Non-Strategic Period-End Loan Balances:

	December 31, 2013			September 30, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$411,589	$71,906	$483,495	$262,384	$77,980	$340,364
Commercial real estate	333,651	240,569	574,220	326,679	287,774	614,453
Agriculture	154,811	5,141	159,952	144,784	10,562	155,346
Residential real estate	570,455	29,469	599,924	561,770	33,799	595,569
Consumer	33,599	2,904	36,503	34,002	3,079	37,081
Total	$1,504,105	$349,989	$1,854,094	$1,329,619	$413,194	$1,742,813

Originations:

		Fourth	Third	Second	First	Fourth
		quarter	quarter	quarter	quarter	quarter
		2013	2013	2013	2013	2012
Commercial		$159,931	$80,833	$24,982	$15,150	$30,988
Commercial real estate		20,959	50,081	31,553	36,749	20,993
Agriculture		23,610	5,689	22,901	9,446	28,978
Residential real estate		36,113	51,749	86,161	45,808	52,778
Consumer		3,594	3,326	3,157	2,211	6,025
Total		$244,207	$191,678	$168,754	$109,364	$139,762

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended December 31, 2013			Three months ended September 30, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$475,562	$17,045	14.34%	$554,750	$19,603	14.14%
Non 310-30 loans (1) (2) (3)	1,310,450	16,220	4.91%	1,149,312	15,725	5.43%
Investment securities available-for-sale	1,864,960	8,886	1.91%	1,983,108	8,851	1.79%
Investment securities held-to-maturity	655,805	4,676	2.85%	648,799	4,688	2.89%
Other securities	31,700	389	4.91%	31,754	388	4.89%
Interest earning deposits and securities purchased under agreements to resell	234,739	161	0.27%	379,537	267	0.28%
Total interest earning assets	$4,573,216	$47,377	4.11%	$4,747,260	$49,522	4.14%
Cash and due from banks	60,961			60,410
Other assets	391,974			402,496
Allowance for loan losses	(11,977)			(11,668)
Total assets	$5,014,174			$5,198,498
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,667,653	$1,031	0.25%	$1,744,705	$1,085	0.25%
Time deposits	1,544,223	2,715	0.70%	1,561,552	2,880	0.73%
Securities sold under agreements to repurchase	107,985	41	0.15%	120,654	42	0.14%
Total interest bearing liabilities	$3,319,861	$3,787	0.45%	$3,426,911	$4,007	0.46%
Demand deposits	676,959			668,400
Other liabilities	63,518			65,219
Total liabilities	4,060,338			4,160,530
Stockholders' equity	953,836			1,037,968
Total liabilities and stockholders' equity	$5,014,174			$5,198,498
Net interest income		$43,590			$45,515
Interest rate spread			3.66%			3.68%
Net interest earning assets	$1,253,355			$1,320,349
Net interest margin			3.78%			3.80%
Ratio of average interest earning assets to average interest bearing liabilities	137.75%			138.53%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $972,275 and $769,586, interest income of $10,747 and $8,697 and yields of 4.39% and 4.48% for the three months ended December 31, 2013 and September 30, 2013, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended December 31, 2013 and September 30, 2013 were $2.8 million and $6.1 million, and interest income was $67 thousand and $101 thousand for the same periods, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Allowance For Loan Losses Analysis (1):
	As of and for the three months ended
	December 31, 2013			September 30, 2013
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$1,604	$9,815	$11,419	$2,195	$9,652	$11,847
Net (charge-offs)/recoveries	(94)	424	330	(278)	(587)	(865)
Provision (recoupment)/expense	(230)	1,002	772	(313)	750	437
Ending allowance for loan losses	$1,280	$11,241	$12,521	$1,604	$9,815	$11,419
Ratio of annualized net charge-offs/(recoveries) to average total loans during the period, respectively	0.08%	(0.13)%	(0.07)%	0.20%	0.20%	0.20%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.28%	0.80%	0.68%	0.31%	0.80%	0.66%
Ratio of total non-performing loans to total loans, respectively	3.29%	1.51%	1.95%	3.29%	2.31%	2.60%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	8.63%	52.90%	34.71%	9.52%	34.50%	25.20%
Total loans	$450,880	$1,403,214	$1,854,094	$513,010	$1,229,803	$1,742,813
Average total loans during the period	$475,562	$1,307,631	$1,783,193	$554,750	$1,143,223	$1,697,973
Total non-performing loans	$14,828	$21,250	$36,078	$16,857	$28,453	$45,310

Past Due Loans(1):
	December 31, 2013			September 30, 2013
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Non-accrual loans	$14,827	$9,517	$24,344	$16,857	$13,994	$30,851
Loans 30-89 days past due and still accruing interest	11,245	2,854	14,099	27,900	2,247	30,147
Loans 90 days past due and still accruing interest	55,864	129	55,993	62,324	169	62,493
Total past due and non-accrual loans	$81,936	$12,500	$94,436	$107,081	$16,410	$123,491
Total past due and non-accrual loans to total loans, respectively	18.17%	0.89%	5.09%	20.87%	1.33%	7.09%
Total non-accrual loans to total loans, respectively	3.29%	0.68%	1.31%	3.29%	1.14%	1.77%
% of total past due and non-accrual loans that carry fair value marks	100.00%	52.23%	93.68%	100.00%	38.65%	91.85%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	77.63%	18.27%	69.77%	82.56%	16.10%	73.73%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	December 31, 2013			September 30, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$7,573	$16,771	$24,344	$11,591	$19,260	$30,851
Total loans 90 days past due and still accruing interest	14	115	129	169	—	169
Accruing restructured loans (2)	5,891	5,714	11,605	8,286	6,004	14,290
Total non-performing loans	13,478	22,600	36,078	20,046	25,264	45,310
OREO	31,300	38,825	70,125	26,671	44,082	70,753
Other repossessed assets	784	302	1,086	784	481	1,265
Total non-performing assets	$45,562	$61,727	$107,289	$47,501	$69,827	$117,328
Allowance for loan losses			$12,521			$11,419
Total non-performing loans to loans, respectively	0.87%	7.30%	1.95%	1.46%	6.90%	2.60%
Total non-performing assets to total assets			2.18%			2.27%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield:
			For the three months ended			Life-to-date
			December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013
Accretable yield at beginning of period			$124,086	$128,542	$148,868	$—
Additions through acquisitions			—	—	—	214,994
Reclassification from non-accretable difference to accretable yield			25,343	17,626	13,145	186,684
Reclassification to non-accretable difference from accretable yield			(1,760)	(2,479)	(4,273)	(20,024)
Accretion income			(17,045)	(19,603)	(24,155)	(251,030)
Accretable yield at end of period			$130,624	$124,086	$133,585	$130,624

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the years ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Key Ratios (1)
Return on average assets	0.08%	0.07%	0.22%	0.13%	-0.01%
Return on average tangible assets (2)	0.15%	0.14%	0.28%	0.20%	0.05%
Return on average equity	0.42%	0.36%	1.10%	0.67%	-0.05%
Return on average tangible common equity (2)	0.82%	0.73%	1.50%	1.06%	0.27%
Return on risk weighted assets	0.19%	0.19%	0.64%	0.33%	-0.03%
Interest earning assets to interest bearing liabilities (end of period) (3)	137.05%	139.44%	134.44%	137.05%	134.44%
Loans to deposits ratio (end of period)	48.46%	44.24%	43.76%	48.46%	43.76%
Non-interest bearing deposits to total deposits (end of period)	17.59%	17.45%	16.14%	17.59%	16.14%
Net interest margin (4)	3.78%	3.80%	4.09%	3.81%	3.98%
Interest rate spread (5)	3.66%	3.68%	3.94%	3.68%	3.81%
Yield on earning assets (3)	4.11%	4.14%	4.51%	4.16%	4.55%
Cost of interest bearing liabilities (3)	0.45%	0.46%	0.57%	0.48%	0.74%
Cost of deposits	0.38%	0.40%	0.48%	0.41%	0.64%
Non-interest expense to average assets	3.50%	3.56%	3.77%	3.55%	3.62%
Efficiency ratio (6)	93.36%	92.68%	85.43%	89.70%	84.53%
Asset Quality Data (7) (8) (9)
Non-performing loans to total loans	1.95%	2.60%	2.23%	1.95%	2.23%
Covered non-performing loans to total non-performing loans	62.64%	55.76%	27.14%	62.64%	27.14%
Non-performing assets to total assets	2.18%	2.27%	2.53%	2.18%	2.53%
Covered non-performing assets to total non-performing assets	57.53%	59.51%	41.70%	57.53%	41.70%
Allowance for loan losses to total loans	0.68%	0.66%	0.84%	0.68%	0.84%
Allowance for loan losses to total non-covered loans	0.81%	0.83%	1.26%	0.81%	1.26%
Allowance for loan losses to non-performing loans	34.71%	25.20%	37.64%	34.71%	37.64%
Net (recoveries)/charge-offs to average loans	(0.07)%	0.20%	1.00%	0.41%	1.20%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliation on page 15.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset, which is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including amortization income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)
Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

	December 31, 2013	September 30, 2013	December 31, 2012
Total stockholders' equity	$897,792	$1,031,250	$1,090,559
Less: goodwill	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	4,671	4,284	3,121
Less: intangible assets, net	(22,229)	(23,566)	(27,575)
Tangible common equity	$820,604	$952,338	$1,006,475

Total assets	$4,914,115	$5,161,969	$5,410,775
Less: goodwill	(59,630)	(59,630)	(59,630)
Add: deferred tax liability related to goodwill	4,671	4,284	3,121
Less: intangible assets, net	(22,229)	(23,566)	(27,575)
Tangible assets	$4,836,927	$5,083,057	$5,326,691

Total stockholders' equity to total assets	18.27%	19.98%	20.16%
Less: impact of goodwill and intangible assets, net	-1.30%	-1.24%	-1.27%
Tangible common equity to tangible assets	16.97%	18.74%	18.89%

Common book value per share calculations:
Total stockholders' equity	$897,792	$1,031,250	$1,090,559
Divided by: ending shares outstanding	44,918,336	51,213,044	52,327,672
Common book value per share	$19.99	$20.14	$20.84

Tangible common book value per share calculations:
Tangible common equity	$820,604	$952,338	$1,006,475
Divided by: ending shares outstanding	44,918,336	51,213,044	52,327,672
Tangible common book value per share	$18.27	$18.60	$19.23

Tangible common book value per share, excluding accumulated other comprehensive income (loss) calculations:
Tangible common equity	$820,604	$952,338	$1,006,475
Less: accumulated other comprehensive income (loss), net of tax	6,756	142	(40,573)
Tangible common book value, excluding accumulated other comprehensive income (loss), net of tax	827,360	952,480	965,902
Divided by: ending shares outstanding	44,918,336	51,213,044	52,327,672
Tangible common book value per share, excluding accumulated other comprehensive income (loss), net of tax	$18.42	$18.60	$18.46

	As of and for the three months ended			As of and for the years ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Return on average assets	0.08%	0.07%	0.22%	0.13%	-0.01%
Add: impact of goodwill and intangible assets, after tax, net	0.00%	0.00%	0.00%	0.00%	0.00%
Add: impact of core deposit intangible expense, after tax	0.07%	0.07%	0.06%	0.07%	0.06%
Return on average tangible assets	0.15%	0.14%	0.28%	0.20%	0.05%

Return on average equity	0.42%	0.36%	1.10%	0.67%	-0.05%
Add: impact of goodwill and intangible assets, after tax, net	0.07%	0.03%	0.09%	0.08%	0.00%
Add: impact of core deposit intangible expense, after tax	0.33%	0.34%	0.31%	0.31%	0.32%
Return on average tangible common equity	0.82%	0.73%	1.50%	1.06%	0.27%